Exhibit 10.2
TRANSACTION LETTER AGREEMENT
TRANSACTION LETTER AGREEMENT (this “Agreement”) dated as of December 18, 2025 (the “Effective Date”), by and among Urban One, Inc., a Delaware corporation (the “Company”), Alfred C. Liggins III (the “Executive”) and the Supporting Holders set forth on the signature pages hereto (the “Supporting Holders”).
W I T N E S S E T H
WHEREAS, on November 14, 2025, the Company and the Supporting Noteholders named therein entered into that certain Transaction Support Agreement (the “Transaction Support Agreement”), and capitalized terms used but not defined herein shall be defined as they are defined in the Transaction Support Agreement;
WHEREAS, pursuant to the Transaction Support Agreement, the Supporting Noteholders have agreed to participate in certain transactions related to the Company’s indebtedness and to backstop the subscription of certain first lien senior secured notes to be issued by the Company; and
WHEREAS, consummation of the transactions set forth in the Transaction Support Agreement is conditioned upon the Company entering into this Agreement to memorialize certain agreements related to the Executive’s total cash compensation;
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein and in the Transaction Support Agreement and other good and valuable consideration, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE 1
TOTAL CASH COMPENSATION
Section 1.01.Total Cash Compensation Limit. Notwithstanding anything in the Transaction Support Agreement or any other agreement, plan, program or arrangement to the contrary, (i) the Executive’s Total Annual Cash Compensation from the Company and its affiliates for each fiscal year commencing on or after January 1, 2026 shall not exceed four million U.S. dollars (U.S. $4,000,000), inclusive of the TV One Sub-Limit (the “Total Cash Compensation Limit”) in such fiscal year and (ii) the Executive’s Total TV One Cash Compensation from the Company and its affiliates for each fiscal year commencing on or after January 1, 2026 shall not exceed two million U.S. dollars (U.S. $2,000,000) (the “TV One Sub-Limit”) in such fiscal year. The Company shall not, and shall cause its affiliates to not pay, accrue, grant, vest or commit to provide any cash compensation in excess of the Total Cash Compensation Limit, inclusive of the TV One Sub-Limit; provided that for each fiscal year commencing on or after January 1, 2026, the Executive may receive cash compensation in the form of perquisites and other personal benefits not in excess of one hundred and fifty seven thousand U.S. dollars (U.S.

$157,000) in such fiscal year (the “Perquisite Limit”) that shall not count towards the Total Cash Compensation Limit.
Section 1.02.Suspension. The Total Cash Compensation Limit and TV One-Sub-Limit shall not apply and shall not be operative for any fiscal year in which the Company’s Leverage Ratio (as defined in the indenture governing the Company’s First Lien Notes (the “First Lien Notes Indenture”)) as of December 31 of such fiscal year is less than 4.75:1.00. The foregoing shall not limit any compensation paid to the Executive solely in the form of common equity instruments of the Company.
Section 1.03.Certain Defined Terms. For the purposes of this Agreement, “Total Annual Cash Compensation” shall mean, all cash compensation, whether or not previously committed, granted or deferred, including, without limitation: (i) base salary; (ii) annual cash bonus or incentive compensation; (iii) any severance payments; (iv) any relocation or housing allowances; (v) perquisites and other personal benefits (in excess of the Perquisites Limit), (vi) gross-ups or repurchase of any equity awards or (vii) and any other direct or indirect cash compensation or cash benefit paid or accrued or awarded to or on behalf of the Executive. The “Total TV One Cash Compensation” shall mean all Total Annual Cash Compensation paid, granted or otherwise earned on account of TV One, LLC (“TV One”) or the Company’s investment in TV One.
ARTICLE 2
MISCELLANEOUS
Section 2.01.    Termination. This Agreement shall automatically terminate if the Supporting Noteholders and their respective affiliates no longer own any of the First Lien Notes.
Section 2.02.    Amendment and Waiver. Amendments, modifications or waivers to this Agreement shall only be made with the prior written consent (which consent may be given via email) of the Company, Executive and the Supporting Noteholders who own or control, in the aggregate, at least 50.1% of the aggregate principal amount of First Lien Notes that are then held by the Supporting Noteholders (the “Required Supporting Noteholders”). The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.
Section 2.03.    Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflicts of laws rules of such state.
Section 2.04.    Jurisdiction. Each of the parties hereto irrevocably submits to the non-exclusive jurisdiction of any U.S. Federal or New York State court in the Borough of Manhattan in the City, County and State of New York, United States of America, in any legal suit, action or proceeding based on or arising under this Agreement or the transactions contemplated hereby and agrees that all claims in respect of such suit or proceeding may be determined in any such court. Each of the parties irrevocably waives the defense of an inconvenient forum or objections to personal jurisdiction with respect to the maintenance of such legal suit, action or proceeding. Each Party irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement.

Section 2.05.    Counterparts. This Agreement (including any amendment of this Agreement or any consent pursuant to or contemplated by this Agreement) may be executed by facsimile, e-mail or other electronic means and in one or more counterparts, each of which shall be deemed an original; and all such counterparts shall be considered one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

URBAN ONE, INC.
By:	/s/ Peter D. Thompson
Name: Peter D. Thompson
Title: Executive Vice President and Chief Financial Officer

EXECUTIVE
/s/ Alfred C. Liggins III
Alfred C. Liggins III

[SUPPORTING NOTEHOLDER]
By:
Name:
Title: